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                                  EXHIBIT 10(a)

                              ASSIGNMENT OF PATENT

WHEREAS, I, John Capezzuto, an individual, currently chief executive officer of Solvis Group, Inc., hereinafter referred to as patentee, did obtain a United States Patent for an improvement in Back-Lit Multi-Image Transparency, No. 5,782,026 filed in July 1999; and whereas, I am now the sole owner of said patent, and,

WHEREAS, Solvis Group, Inc., a Nevada Corporation, hereinafter referred to as "assignee", whose mailing address is c/o Imaging Technologies Corporation, 17075 Via Del Campo, San Diego, California 92127, is desirous of acquiring the entire right, title and interest in the same;

NOW, THEREFORE, in consideration of the sums paid pursuant to the terms of the Share Acquisition Agreement, dated July 25, 2002, and effective as of January 14, 2003 by and between Solvis Group, Inc. and Imaging Technologies Corporation, and other good and valuable consideration, I, the patentee, by these presents do sell, assign and transfer unto said assignee the entire right, title and interest in and to the said Patent aforesaid; the same to be held and enjoyed by the said assignee for his own use and behoof, and for his legal representatives and assigns, to the full end of the term for which said Patent is granted, as fully and entirely as the same would have been held by me had this assignment and sale not been made.

Executed this 14th day of January 2003, at 17075 Via Del Campo, San Diego, California 92127.

/s/ John Capezzuto